                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                    SIX MONTHS ENDED
                                                        JUNE 30,
                                                  --------------------
                                                    1999        1998        1998          1997        1996        1995        1994
                                                  --------    --------    ---------     --------    --------    --------    --------
EARNINGS
   Pretax income (loss) from continuing
     operations (1)                               $ 56,215    $ 46,553    $(187,563)    $258,640    $200,195    $ 33,143    $ 66,234
   Add: Fixed charges excluding capitalized
     interest                                       43,131      41,026       78,728       78,531      68,091      77,220      39,008
                                                  --------    --------    ---------     --------    --------    --------    --------

   Adjusted Earnings                              $ 99,346    $ 87,579    $(108,835)    $337,171    $268,286    $110,363    $105,242
                                                  ========    ========    =========     ========    ========    ========    ========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized
     interest (2)                                 $ 64,107    $ 60,331    $ 119,703     $105,148    $ 89,829    $ 88,057    $ 37,838
   Amortization of debt expense                      2,215       2,308        4,496        6,438       5,118       4,665       3,987
   Interest component of lease rental
     expenditures (3)                                2,778       1,775        3,808        3,438       3,856       3,539       3,217
                                                  --------    --------    ---------     --------    --------    --------    --------

   Fixed charges                                    69,100      64,414      128,007      115,024      98,803      96,261      45,042
                                                  --------    --------    ---------     --------    --------    --------    --------

   Preferred stock requirements (4)                  8,370           -        2,905            -           -           -           -
                                                  --------    --------    ---------     --------    --------    --------    --------

   Combined fixed charges and preferred
     stock dividends                              $ 77,470    $ 64,414    $ 130,912     $115,024    $ 98,803    $ 96,261    $ 45,042
                                                  ========    ========    =========     ========    ========    ========    ========

Ratio of earnings to fixed charges                    1.44        1.36            - (5)     2.93        2.72        1.15        2.34
                                                  ========    ========    =========     ========    ========    ========    ========

Ratio of earnings to combined fixed charges
  and preferred stock dividends                       1.28        1.36            - (5)     2.93        2.72        1.15        2.34
                                                  ========    ========    =========     ========    ========    ========    ========

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(1)  Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache has guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache is contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.